UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Zoetis Inc
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SUPPLEMENT NO. 2 TO PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
MAY 22, 2024

May 8, 2024

Dear Fellow Shareholders:

In advance of our 2024 Annual Meeting of Shareholders scheduled for May 22, 2024 (the “2024 Annual Meeting”), I am writing to you once again on behalf of the Board of Directors (the “Board”) of Zoetis Inc. (“Zoetis”) to address a recommendation by proxy advisory firm Institutional Shareholder Services (“ISS”) to vote against Louise M. Parent, director and Chair of our Corporate Governance and Sustainability Committee and to reaffirm the Board’s sincere and longstanding commitment to shareholder accountability and responsiveness.

As noted in our first supplement to the proxy statement dated May 6, 2024 (the “Supplement No. 1”), shareholders voted on two proposals at the 2023 Annual Meeting of Shareholders (the “2023 Annual Meeting”) regarding the adoption of special meeting rights: (i) a management proposal implementing a special meeting right with a 25% threshold and (ii) a shareholder proposal, submitted by John Chevedden, requesting the Board implement a special meeting right with a 10% threshold (the “Chevedden Proposal”).

During the months prior to the 2023 Annual Meeting, we conducted extensive outreach and engagement to our shareholder base with the goal of proactively responding to shareholder expectations on special meeting rights. As noted in Supplement No. 1, our shareholders strongly indicated a preference for a special meeting right with a 25% threshold. Consequently, instead of waiting on the outcome of the Chevedden Proposal, we decided to take the initiative by proposing a special meeting right with a threshold that we believed reflected the majority view of our shareholder base. The vote outcomes on the proposals appeared to support our understanding that our shareholder base strongly preferred a special meeting right with a 25% threshold: over 99% of the votes cast (abstentions excluded) supported the management proposal compared to just over 52% of the votes cast (abstentions excluded) that supported the Chevedden Proposal. Our largest shareholder Vanguard also featured our engagement efforts and responsive actions in their 2023 Annual Report. Following the 2023 Annual Meeting, we did not receive any further shareholder feedback on the matter that suggested further changes were advisable.

ISS has taken the position that our Board has not sufficiently described its engagement with shareholders on special meeting rights following the 2023 Annual Meeting. Specifically, ISS noted that “the number of shareholders it spoke to on the topic, whether any of them actually supported the shareholder proposal, and what their feedback may have been is not provided,” and on this basis recommended shareholders vote against Louise M. Parent as the Chair of the Corporate Governance and Sustainability Committee. Below, we respond to ISS’s feedback and explain why we respectfully disagree with its recommendation. We urge you to support the re-election of our full Board which has been and continues to be focused on serving the best interests of our shareholders.

We Thoughtfully and Proactively Engaged with Shareholders Both Before and After Our 2023 Annual Meeting

We believe in proactively addressing shareholder concerns. It is for these reasons we engaged in extensive outreach prior to our 2023 Annual Meeting to fully understand the perspectives of our shareholders on special meeting rights. Specifically, members of management and the Board, engaged 16 of our largest shareholders, comprising over 30% of our outstanding shares. Shareholders overwhelmingly indicated their preference for a special meeting right with a 25% threshold rather than a 10% threshold. We promptly took responsive action by proposing a special meeting right with a 25% threshold at the 2023 Annual Meeting.

After the conclusion of the 2023 Annual Meeting, we reviewed how our shareholders voted and remained alert to any inbound feedback from our shareholders. We also conducted environmental, social and governance (“ESG”) engagements with eight shareholders, including the largest individual shareholder which voted for the special meeting right with a 10% threshold at the 2023 Annual Meeting. Our Investor Relations team also conducted general investor sessions with a significant number of our shareholders, including 27 out of our top 30 shareholders, representing over 50% of the voting shares. At neither the ESG-focused sessions nor the Investor Relations sessions did we receive any feedback from any of our shareholders that further action needed to be taken on special meeting rights. We also did not receive any other inbound feedback from shareholders expressing concern about our special meeting policy, including from John Chevedden, who submitted a different shareholder proposal for the 2024 Annual Meeting.

Our engagement approach with our shareholders following the 2023 Annual Meeting regarding special meeting rights was informed by the following factors: (i) the fact that we had already conducted extensive and proactive outreach prior to the 2023 Annual Meeting, (ii) the 2023 Annual Meeting vote results, which strongly favored a special meeting right with a 25% threshold, (iii) the continued absence of further shareholder feedback on the issue, (iv) the fact that our special meeting policy currently falls within the expectations of our largest shareholders’ proxy voting policies, and (v) the absence of significant changes to our shareholder base or governance practices that could prompt shareholders to revisit our recently adopted special meeting provision. We also wanted to be considerate and prudent in how we allocated our internal resources and the time of our shareholders when determining the scope and scale of our engagement program, particularly since we had already conducted extensive outreach on special meeting rights only months earlier.

Louise M. Parent and our Board are Strong Advocates of Shareholder Rights and Are Committed to Acting in the Best Interests of Our Shareholders

In just three annual meeting cycles as Chair of the Zoetis Corporate Governance and Sustainability Committee, Ms. Parent, together with the rest of our Board, has driven significant governance changes in service of shareholder interests, including:

-	Amending our Charter in 2022 to eliminate supermajority voting provisions

-	Amending our Charter in 2022 to implement a phased-in de-classification of the Board

-	Amending our Charter in 2023 to implement the right for shareholders to call a special meeting with an ownership threshold of 25%

-	Significantly expanding our ESG-related disclosures

As a Board, we take our responsibilities very seriously and we are committed to ensuring that shareholder perspectives are heard and appropriately addressed. We welcome and encourage shareholder feedback and we value the relationships that we have built with our shareholder over the years.

We Remain Open to Further Shareholder Feedback on Our Governance Practices

As a Board, we have seen governance practices evolve over the years and we very much hope to continue working closely with our shareholders to understand their perspectives. We remain open, as always, to opportunities for improvement in our governance practices and we, as a matter of policy, also review our governance practices periodically to identify appropriate updates.

As a further step to ensure all of our shareholders’ voices have been properly attended to with respect to special meeting rights, we plan to conduct further outreach to our top 30 known shareholders, representing over 50% of our outstanding shares in the coming days to further confirm that our policy remains aligned with their expectations. We will carefully consider any feedback from these engagement sessions and will plan to take further responsive actions, if necessary, to meet the expectations of our shareholders.

***

In light of the actions that we have taken to date and our track record of responsiveness to our shareholders, we urge all shareholders to vote “FOR” the re-election of all of our directors in Proposal 1, including Louise M. Parent.

Sincerely,

Michael McCallister

Chair of the Board

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